SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 21, 2007

Date of Report
(Date of Earliest Event Reported)

Teleconnect Inc.

(Exact Name of Registrant as Specified in its Charter)

Centro Comercial Camoján Corner, 1ª plta
Camino de Camoján, Urb. Sierra Blanca
29603 Marbella - Málaga Spain

(Address of principal executive offices)

011-34-95-202-9400

(Registrant's telephone number, including area code)

N/A

(Former name and former address, if changed since last report)

Florida	0-230611	52-2137517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

See Item 2.01 disclosure below.

Section 2 -  Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

Teleconnect Inc. (the “Company”) acquired Photo Wizz B.V. (“Photo Wizz”), through a stock purchase agreement (the “Photo Wizz Agreement”) dated February 20, 2007, made effective on June 15, 2007.

Photo Wizz is a private company with limited liability, established under the laws of the Netherlands, with its registered office in Oude Vest 4, 4811 HT Breda, The Netherlands with Ministry of Justice number B.V. 1262046 and registered in the Dutch trade register under number 08122567. Photo Wizz, under the trade name “Media Wizz”, is engaged in the design, commercialization and distribution of its proprietary multimedia Kiosk which facilitates real-time online transactions such as phone recharges, ring tone downloads, and photo printing.

Parties to the Photo Wizz Agreement consist of the Company, and three Dutch companies: Jepe Beheer B.V. (“Jepé”), A.N. Moen Holding B.V. (“Moen”) and Sciarone Interim Sales B.V. (“SIS”).

Under the terms of the Photo Wizz Agreement, the Company acquired 100% of Photo Wizz for US$ 562.500. This total amount was paid in Teleconnect shares valued at US$ 0,10 each, hence Jepé, SIS, and Moen were paid 2,500,000, 2,500,000, and 625,000 shares of Company stock respectively.

As part of the agreement, Teleconnect has agreed to provide Photo Wizz with working capital of EUR 12,000 per month over a period of 20 months beginning January 2007 with a EUR 10,000 payment to be made at the end of 20 months.

The Photo Wizz Agreement became effective on June 15, 2007 with the execution and notarization of the Issue of Shares of Photo Wizz B.V., and the Transfer of Shares of Photo Wizz B.V. by a Dutch civil law Notary.

There was no material relationship between the Company and, Jepé, Moen, or SIS prior to the entry into and performance of the Agreement.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

In accordance with Item 9.01(a)(4) of Regulation S-B, the financial statements required by this item shall be filed by an amendment not later than 71 calendar days after the date of this Current Report on form 8-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June19, 2007	Teleconnect Inc.

/s/ Gustavo Gomez
Gustavo Gomez, President